Exhibit 4.45

Capital Increase Agreement

on

Shenzhen Xinyuhao Technology Co., Ltd.

between

Anquying (Tianjin) Technology Co., Ltd.

and

Yunnan Zhongzhiyuan Yunda Automobile Sales Co., Ltd.

[month]                [day], 2019

This Capital Increase Agreement (hereinafter referred to as this “Agreement”) was entered into by and among the following parties on (month) (day), (year) in Beijing, China:

Shenzhen Xinyuhao Technology Co., Ltd. (“Xinyuhao”), a limited liability company established and existing under the laws of China, with its registered address at 19D, Building B, Haoming Fortune Plaza, Shennan Road, Xiangmihu Subdistrict, Futian District, Shenzhen City (hereinafter referred to as the “Target Company”);

Shenzhen Guoyu Commercial Factoring Co., Ltd. (“Guoyu Factoring”), a limited liability company established and existing under the laws of China, with its registered address at 605 Bike Technology Building, No. 9, Keyan Road, Yuehai Subdistrict, Nanshan District, Shenzhen City (hereinafter referred to as the “Subsidiary”);

Anquying (Tianjin) Technology Co., Ltd. (“Anquying”), a limited liability company established and existing under the laws of China, with its registered address at Room 205, Building 4, No. 2, Hongwang Road, Jingjin E-commerce Industrial Park, Wuqing District, Tianjin (hereinafter referred to as the “Existing Shareholder 1”);

Yunnan Zhongzhiyuan Yunda Automobile Sales Co., Ltd. (“Zhongzhiyuan”), a limited liability company established and existing under the laws of China, with its registered address at No. 225, Guangfu Road, Kunming City, Yunnan Province (hereinafter referred to as the “Existing Shareholder 2,” collectively with the “Existing Shareholder 1,” the “Existing Shareholders”);

Xinyuhao, Guoyu Factoring, and Existing Shareholders are referred to as the “Parties” collectively and a “Party” individually;

Whereas:

1.

The Target Company, with the registered capital of RMB 500,000 yuan, is owned by the Existing Shareholder Anquying holding 40% equity interests and the Existing Shareholder Zhongzhiyuan holding 60% equity interests; the Target Company holds 100% equity interests in Guoyu Factoring.

2.

The Parties want to engage in further business cooperation in consumption installment factoring; the Existing Shareholders intend to make additional capital contribution to the Target Company, and the Target Company intends to make additional capital contribution to Guoyu Factoring to achieve win-win results for all the Parties.

The Parties enter into this Agreement with respect to the capital increase for the Target Company through friendly negotiation on the principles of equality and mutual benefits in accordance with the relevant laws and regulations of China.

Article 1 Capital Increase

1.1

The Parties agree to increase the registered capital of the Target Company by RMB 499.50 million Yuan, of which RMB 499.50 million Yuan is to be subscribed to by the Existing Shareholders in proportion to their shareholding ratios in accordance with the terms and conditions provided herein (hereinafter referred to as the “Capital Increase”), including RMB 199.80 million Yuan to be subscribed to by Anquying and RMB 299.70 million Yuan to be subscribed to by Zhongzhiyuan. After the Capital Increase is completed, the total registered capital of the Target Company will be RMB 500.00 million Yuan.

1.2	After the Capital Increase, the shareholding structure of the Target Company will be as follows:

No.	Name of Shareholder	Registered Capital (RMB ten thousand yuan)	Shareholding Ratio (%)
1	Anquying (Tianjin) Technology Co., Ltd.	20000	40%
2	Yunnan Zhongzhiyuan Yunda Automobile Sales Co., Ltd.	30000	60%

Total		50000	100%

1.3

The Parties further agree that, subject to Article 2 hereof, the Existing Shareholders shall fulfill their capital contribution obligations by separately paying the additional capitals to the following account of the Target Company within [10] days from the execution of this Agreement:

Account name: Shenzhen Xinyuhao Technology Co., Ltd.

Opening bank:

Bank account No.:

1.4

The Parties agree that the capital contribution obligations of the Existing Shareholders hereunder are fulfilled once the Existing Shareholders separately pay the additional capitals to the designated account above of the Target Company.

1.5

The Target Company shall submit legal documents related to this transaction, including but not limited to the Capital Increase Agreement, Articles of Association, and decision of the shareholders’ meeting on the capital increase, to the competent market supervision and administration authority within [10] working days from receiving the additional capitals, so as to complete the formalities for registering the filing modification with respect to the capital increase. The expenses for going through the modification registration or filing formalities with the market supervision and administration authority shall be borne by the Target Company.

Article 2 Representations and Warranties

2.1	Each Party hereby represents and warrants as follows respectively:

2.1.1

It is a legal person or other organization duly established and validly existing under the laws of China, or a natural person having the nationality of the People’s Republic of China without holding dual nationalities.

2.1.2

It has the full and sufficient rights and authorities to enter into and perform this Agreement, and has the capacity for civil conduct to enter into this Agreement in accordance with the laws of China.

2.1.3	It warrants that all the documents and information it provided for entering into this Agreement are true and valid.

2.1.4	The execution or performance of this Agreement will not violate any material contract or agreement to which it is a party or which is binding on it or its relevant assets.

2.1.5

Its legal representative or entrusted agent signing this Agreement has obtained the full rights and authorities required for executing and performing this Agreement in accordance with the valid certificate of legal representative or the valid power of attorney.

2.1.6

It has disclosed, on a sufficient, detailed, and timely basis, all the information and data that need to be known and possessed by the other parties in connection with this Transaction, which are free from material omissions, misleading, or falsified content.

2.1.7

The representations, warranties, and undertakings made by it in this Agreement are true, correct, and complete as of the execution date of this Agreement, and will remain true, correct, and complete when and after this Agreement becomes effective.

2.1.8	It warrants to fully and properly perform all the content of this Agreement.

2.1.9

Notwithstanding the relevant provisions herein, it will not abuse its rights as a shareholder to intervene in the normal operation and management of the Target Company, and shall not misappropriate and use the properties of the Target Company.

2.1.10

It warrants to keep the confidentiality of the information contained herein except for the disclosure required by the law or relevant regulatory authorities/competent authorities (if applicable) and for going through the filing and modification formalities, or the disclosure to the intermediary institution in connection with this Agreement.

2.1.11	As of the execution date of this Agreement, the Capital Increase has been approved by the board of directors and at the shareholders’ meeting of the Target Company.

2.1.12	It will take all necessary measures to a reasonable extent to assist the Target Company in implementing the Capital Increase as agreed in this Agreement.

2.1.13

Any item in the representations and warranties above shall be without prejudice to any other provisions in such representations and warranties, and nothing in this Agreement shall impose any limit on the scope or applicability of the representations and warranties above.

Article 3 Taxes and Charges

3.1	The taxes and other charges arising from the capital increase shall be paid or borne by the obligor in accordance with law.

Article 4 Confidentiality

4.1

The Parties undertake not to disclose, orally or in writing, any information about this Agreement and any Party to any third party (except for disclosure to the advisers engaged by the Parties for the purpose of the Capital Increase); and any acts of the Parties and/or their employees and advisers in violation of this undertaking shall be deemed as a violation of the confidentiality obligations, hence shall be held liable for breach of agreement in accordance with the provisions hereof.

4.2	If any information about this Agreement and any Party has been known by the public via other means, such information shall not be included as the information specified in Article 4.1.

4.3

If a Party has to disclose the information specified in Article 4.1 under the order of a competent authority having jurisdiction over the Party, such disclosure shall not be deemed as violating the confidentiality obligations; provided, however, that it shall notify the other Parties immediately.

4.4

The confidentiality obligations provided in this article shall not be terminated on the ground that any Party fails to enter into this Agreement, exits this Agreement, violates or fails to perform this Agreement, or this Agreement is completely performed; instead, the Parties are obliged to keep the confidentiality until the information specified in Article 4.1 is known by the public.

Article 5 Liability for Breach of Agreement

5.1

After this Agreement becomes effective, the Parties shall comprehensively, properly, and promptly perform their obligations and commitment in accordance with the provisions hereof; a breach of agreement is constituted if any party hereto violates the provisions hereof, fails to perform or fails to properly perform this Agreement, makes untrue representations or warranties hereunder, or fails to perform the undertakings it made hereunder.

5.2

Upon the occurrence of a breaching act, the breaching party shall pay a penalty to the non-breaching party within 10 (ten) working days, and shall compensate the non-breaching party for losses arising from its breach.

5.3

The payment of the penalty shall not affect the rights of the non-breaching party to require the breaching party to make compensation for losses or continue the performance of this Agreement, or to rescind this Agreement.

5.4

A failure or delay in exercising a right provided in this Agreement or by law shall not constitute a waiver of such right or other rights, and the single or partial exercise of a right provided in this Agreement or by law shall not preclude the party from further exercising such right or other rights.

Article 6 Force Majeure

6.1

A force majeure event refers to an uncontrollable, unpredictable, and unavoidable objective circumstance, including but not limited to earthquake, typhoon, flood, flood disaster, explosion, strike, war, or terrorist event.

6.2

Any party failing to perform or to fully perform this Agreement due to the force majeure event shall immediately notify other parties in writing, and shall, within 15 days from the occurrence of the force majeure event, provide a valid certificate issued by a relevant authority with respect to the occurrence of the force majeure event, and reasonably prove that the force majeure event is the direct reason why the party suffering the force majeure cannot perform or fully perform this Agreement.

6.3

In the event that a party suffers the force majeure event, the Parties shall promptly negotiate for a relevant solution for performing this Agreement, and shall make reasonable measures to minimize the adverse results caused by the force majeure event. If, within 6 months from the occurrence of the force majeure event, the Parties still fail to decide a relevant solution for performing this Agreement, this Agreement shall be terminated automatically.

Article 7 Applicable Law and Dispute Resolution

7.1

The validity, interpretation, and performance of this Agreement shall be governed by the laws of the People’s Republic of China. Laws and regulations promulgated after the execution of this Agreement shall not be retroactively applicable to this Agreement unless otherwise specifically provided in such laws and regulations. However, the Parties hereto may negotiate to make necessary adjustment to this Agreement in response to changes.

7.2

All the disputes arising from the performance of or in connection with this Agreement shall be solved by the Parties through friendly negotiation; if the negotiation fails, the Parties agree to submit the disputes to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then effective. The arbitration result is final and shall be binding on the Parties.

7.3

During the proceedings held in accordance with this article, except for the litigation matters, the Parties shall maintain the validity of other valid provisions hereof; the Parties shall continue to perform its remaining obligations hereunder and exercise its rights hereunder except for the obligations involved in the litigation matters.

Article 8 Amendment, Rescission, and Termination of Agreement

8.1	Any modification and amendment to this Agreement shall be separately negotiated by the Parties, and may become effective only after a written agreement is jointly signed.

8.2	This Agreement shall be immediately rescinded under the following circumstances:

8.2.1	The Target Company fails to use the funds from the Capital Increase to make additional capital contribution to its Subsidiary Guoyu Factoring;

8.2.2	Guoyu Factoring fails to make investment in the projects recommended or recognized by Anquying or Anquying’s affiliates;

8.2.3	The Parties negotiate to rescind this Agreement;

8.2.4

Any party has a breaching act, and fails to make rectification within thirty (30) days after the non-breaching party sends a written notice to the party requesting rectification, or the party has two or more breaching acts in total, the non-breaching party has the right to unilaterally rescind this Agreement;

8.2.5	This Agreement cannot be performed due to force majeure.

8.3	The party requesting the rescission of this Agreement shall notify other parties in writing, which notice shall become effective once it is served on such other parties.

8.4	The rescission of this Agreement shall not affect the rights of the non-breaching party to request the breaching party to pay a penalty and make compensation for losses.

8.5	Unless the Parties hereto negotiate and reach a written agreement, neither Party may transfer its rights and obligations in or under this Agreement in whole and/or in part.

Article 9 Notice and Delivery

9.1	Any notice sent for the purpose of this Agreement shall be made in writing, and be sent to other parties by personal delivery, fax, or mail.

9.2

The Parties hereto agree that any notice in connection with this Agreement shall be effective only if it is delivered in writing, including but not limited to by fax, express delivery, mail, and email. Such notice shall be deemed as delivered on the date when the fax is transmitted successfully and received by the recipient if it is sent by fax, on the date when the notice is received by the recipient if it is sent by express delivery or personal delivery, on the 7th working day if it is sent by registered mail, or immediately when the email is sent successfully and confirmed by telephone if it is sent by email.

9.3	The notice shall be deemed as effectively delivered if it is delivered to the following address, transmitted to the following fax number, or sent to the following email box:

Anquying (Tianjin) Technology Co., Ltd.:

Mailing address: Pintec Group, 9/F, Heng’an Plaza, No. 17 North Dongsanhuan Road, Chaoyang District, Beijing

Attention:

Yunnan Zhongzhiyuan Yunda Automobile Sales Co., Ltd.

Mailing address: No. 225, Guangfu Road, Kunming City, Yunnan Province

Attention:

Shenzhen Xinyuhao Technology Co., Ltd.

Mailing address: 19D, Building B, Haoming Fortune Plaza, Shennan Road, Xiangmihu Subdistrict, Futian District, Shenzhen City

Attention:

Article 10 Miscellaneous

10.1

Matters not covered in this Agreement, such as the governance structure of the company, shall be subject to the Articles of Association and amendment thereto (if any) of the Target Company that are passed by the Parties.

10.2

This Agreement may be modified or supplemented only after the Parties reach a consensus and enter into a written agreement, and any effective modification or supplement shall be an integral part of this Agreement.

10.3	Without the unanimous consent of all the Parties, this Agreement and the rights, obligations, or liabilities hereunder shall not be transferred.

10.4

The validity or revocation of any provision hereof shall not affect the validity of other provisions of this Agreement. The exercise of the rights by any Party shall not harm the contractual rights of other parties.

10.5	This Agreement shall become effective after being signed by and affixed with the official stamps of the Parties.

10.6	This Agreement is made in three counterparts, each Party holding one counterpart, and the Target Company retaining one counterpart. Each counterpart has the same legal force.

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[This page contains no text, but is the signature page to the Capital Increase Agreement]

Existing Shareholders:

Anquying (Tianjin) Technology Co., Ltd. (Stamp)

/s/ Anquying (Tianjin) Technology Co., Ltd.

Legal representative: /s/ WEI Wei

Yunnan Zhongzhiyuan Yunda Automobile Sales Co., Ltd. (Stamp)

/s/ Yunnan Zhongzhiyuan Yunda Automobile Sales Co., Ltd.

Legal representative: /s/ ZHANG Chenli

Target Company:

Shenzhen Xinyuhao Technology Co., Ltd. (Stamp)

/s/ Shenzhen Xinyuhao Technology Co., Ltd.

Legal representative: /s/ CUI Xiaofeng

Subsidiary:

Shenzhen Guoyu Commercial Factoring Co., Ltd. (Stamp)

/s/ Shenzhen Guoyu Commercial Factoring Co., Ltd.

Legal representative: /s/ CUI Xiaofeng